                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to \s240.14a-11(c) or \s240.14a-12

                               LEGG MASON, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check  box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

--------------------------------------------------------------------------------

------------

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [logo]

                                Legg Mason Tower
                            111 South Calvert Street
                            Baltimore, Maryland 21202


                                                                   June 13, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland at 10:00 a.m. on Thursday, July 24, 1997. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

     I hope that you will attend the meeting and look forward to seeing you there.

                                        Sincerely,


                                        /s/ Raymond A. Mason

                                        RAYMOND A. MASON
                                        Chairman of the Board
                                         and President

                                LEGG MASON, INC.



                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             THURSDAY, JULY 24, 1997

                                ----------------



To the Stockholders of
 LEGG MASON, INC.:

     The Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, will be held at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland, on Thursday, July 24, 1997, at 10:00 a.m. to consider and vote upon:

       (1) The election of six directors for the three-year term ending in 2000.

       (2) Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending March 31, 1998.

       (3) Any other matter that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 16, 1997 as the date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement and 1997 Annual Report to Stockholders.



                                   By order of the Board of Directors

                                   /s/ Charles A. Bacigalupo

                                   CHARLES A. BACIGALUPO
                                   Secretary

June 13, 1997

                                LEGG MASON, INC.
                                LEGG MASON TOWER
                            111 SOUTH CALVERT STREET
                            BALTIMORE, MARYLAND 21202

                                ----------------
                                 PROXY STATEMENT
                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                             THURSDAY, JULY 24, 1997

                                ----------------

     The enclosed proxy is solicited by the Board of Directors of Legg Mason, Inc. (the "Company") and is revocable at any time prior to its exercise. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or any other means of communication, and the Company may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. This proxy material is being sent to stockholders on or about June 13, 1997.


     Stockholders of record at the close of business on May 16, 1997 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote 18,303,307 shares of Common Stock, $.10 par value ("Common Stock"), each of which is entitled to one vote. See "Security Ownership of Management and Principal Stockholders" for information regarding ownership of the Common Stock.


     Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting, with a quorum present. For purposes of the election of directors, abstentions and broker non-votes do not affect the plurality vote.

                              ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Each year one class is elected to serve for a term of three years. The stockholders will vote at this Annual Meeting for the election of six directors for the three-year term expiring at the Annual Meeting of Stockholders in 2000. All nominees presently serve as directors.

     The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event any nominee is unable to serve, the persons named in the proxy will vote for such substitute nominee as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

     The following material contains information concerning the nominees for election and those directors whose terms continue beyond the date of the Annual Meeting.

NOMINEES FOR DIRECTOR FOR THE TERM EXPIRING IN 2000

     CHARLES A. BACIGALUPO, age 63, has been a director and the Secretary of the Company since its inception in 1981 and has served as a Senior Vice President of the Company since May 1982. He has served as a Senior Vice President and Secretary of Legg Mason Wood Walker, Incorporated ("LMWW"), the Company's principal subsidiary, since 1970. He is the director of LMWW's legal and compliance department. Mr. Bacigalupo is Chairman of the Board of Legg Mason Capital Management, Inc.

     HARRY M. FORD, JR., age 64, has been a director of the Company since its inception in 1981 and has served as a Senior Vice President of the Company since May 1982. He has been a Vice President of LMWW since 1976 and a Senior Vice President since 1978. He joined Legg & Co. in 1964. Mr. Ford's principal occupation is as a Financial Advisor with LMWW.

     MARGARET DEB. TUTWILER, age 46, has been a director of the Company since July 1995. Since May 1997, she has served as Senior Vice President for Communications and Public Affairs for the Cellular Telecommunications Industry Association. From May 1993 until May 1997, she was engaged in the public relations and strategic communications business through firms of which she has been the sole or a principal owner. Prior to May 1993, she held various positions in government service, including from August 1992 to January 1993 Assistant to the President for Communications, The White House; from March 1989 to August 1992 Assistant Secretary of State for Public Affairs and Department Spokesman, U.S. Department of State; from January 1989 to March 1989 Consultant, U.S. Department of State; from November 1988 to January 1989 Senior Advisor, Transition Team, U.S. Department of State; from February 1985 to August 1988 Assistant Secretary for Public Affairs and Public Liaison, U.S. Department of the Treasury; from July 1984 to February 1985 Deputy Assistant to the President for Political Affairs, The White House; and from January 1981 to July 1984 Special Assistant to the President and Executive Assistant to the Chief of Staff, The White House.

     JAMES E. UKROP, age 59, has been a director of the Company since January 1985. Since 1975, he has been the principal executive officer of Ukrop Super Markets, Inc., which operates a chain of supermarkets in Virginia. Mr. Ukrop is a director of Owens & Minor, Inc. and Vice Chairman of Richfood Holdings, Inc.

     JOHN E. KOERNER, III, age 54, has been a director of the Company since October 1990. He has been the President of Koerner Capital Corporation, a private investment corporation, since August 1995. From 1976 until August 1995 he was President of Barq's, Inc., a soft drink producer and distributor.

     PETER F. O'MALLEY, age 58, has been a director of the Company since April 1992. He has been Of Counsel to the law firm of O'Malley, Miles, Nylen & Gilmore, P.A. and its predecessor, O'Malley & Miles, since 1989. Prior to that time he was Managing Partner of O'Malley & Miles. Mr. O'Malley currently serves as the President of Aberdeen Creek Corp., a privately-held company engaged in investment, business consulting and development activities, and is a director of Potomac Electric Power Company, Giant Food Inc. and Forensic Technologies International Corp.



DIRECTORS CONTINUING IN OFFICE


                    Directors whose terms will expire in 1998

     EDMUND J. CASHMAN, JR., age 60, has been a director of the Company since its inception in 1981 and has served as a Senior Executive Vice President of the Company since December 1983. He has been an Executive Vice President of LMWW since 1977. He is responsible for supervising LMWW's syndicate, taxable fixed-income securities, private client services, public finance and equity institutional sales activities. Mr. Cashman is also President and a director of the Legg Mason Tax-Exempt Trust, Inc.; Vice Chairman of the Board of Legg Mason Income Trust, Inc.; President and a trustee of the Legg Mason Tax-Free Income Fund; a trustee of Legg Mason Cash Reserve Trust, and a director of Worldwide Value Fund, Inc. and EA Engineering, Science, and Technology, Inc.

     JOHN F. CURLEY, JR., age 57, has served as Vice Chairman of the Company and of LMWW since February 1982. He is the Chief Administrative Officer of the Company. Mr. Curley is President and a director of the Legg Mason Value Trust, Inc., the Legg Mason Total Return Trust, Inc. and the Legg Mason Special Investment Trust, Inc., and is Chairman of the Board of the Legg Mason Tax-Exempt Trust, Inc., the Legg Mason Income Trust, Inc., the Legg Mason Cash Reserve Trust, the Legg Mason Tax-Free Income Fund, the Legg Mason Global Trust, Inc., and the Legg Mason Investors Trust, Inc.

     JOHN B. LEVERT, JR., age 66, has been a director of the Company since February 1987. He is Chairman of the Board and President of Howard Weil Financial Corporation, a financial services holding company acquired by the Company in February 1987, and since January 1985 has been Chairman of the

Board  of  Howard,  Weil,  Labouisse,   Friedrichs  Incorporated  ("HWLF"),  the
principal subsidiary of Howard Weil Financial Corporation. From March 1975 until January 1985, Mr. Levert was President of HWLF.

     WILLIAM WIRTH, age 66, has been a director of the Company since July 1995. He was employed by Credit Suisse from 1961 until his retirement in March 1994. From 1977 to 1994, Dr. Wirth served as a member of the Credit Suisse Executive Board with responsibility for various areas of asset management, institutional investment counseling, mutual funds, economic research and financial analysis. He continues to occupy positions in several entities within the CS Holding Group, an international financial organization, including Chairman of the Board of Bank Hofmann AG, Zurich. He is also a Vice Chairman of Deutsche Bank (Switzerland) AG, Geneva.

     HAROLD L. ADAMS, age 58, has been a director of the Company since January 1988. He has been the Chairman of RTKL Associates, Inc., an international architecture, engineering and planning firm, since 1987 and the President of the firm since 1969.

     W. CURTIS LIVINGSTON, age 53, has been a director of the Company since 1989 and has served as the President and Chief Executive Officer of Western Asset Management Company since August 1984 and as Chairman since October 1995, having served as Senior Vice President of that firm since 1980. Western Asset Management Company is an investment advisory firm acquired by the Company in December 1986. Mr. Livingston is a director of Western Asset Trust, Inc.

                    Directors whose terms will expire in 1999

     RAYMOND A. MASON, age 60, has served as Chairman of the Board and President of the Company since its inception in 1981. He has served as Chairman and Chief Executive Officer of LMWW since 1975, and was its President from 1970 to November 1985. Prior to 1970, he was President of Mason & Company, Inc., which he founded in 1962. Mr. Mason is Chairman of the Board of the Legg Mason Value Trust, Inc., the Legg Mason Total Return Trust, Inc. and the Legg Mason Special Investment Trust, Inc. He is a director of Giant Food Inc.

     JAMES W. BRINKLEY, age 60, has been a director of the Company since its inception in 1981 and has served as a Senior Executive Vice President of the Company since December 1983. In November 1985, he became President of LMWW, having served as an Executive Vice President of LMWW since 1970. Mr. Brinkley has primary responsibility for LMWW's retail sales and marketing activities.


     NICHOLAS J. ST. GEORGE, age 58, has been a director of the Company since July 1983. Since February 1979, he has been the President and Chief Executive Officer of Oakwood Homes Corporation, a manufacturer and retailer of manufactured homes. Mr. St. George was the Director of Corporate Development for Ferguson Enterprises, Inc., a wholesale plumbing supplier, from 1976 to 1979 and was Group Vice President of LMWW, where he was engaged in investment banking activities, from 1973 to 1976. Mr. St. George is a director of Oakwood Homes Corporation, American Bankers Insurance Group, Inc. and Carey International, Inc.


     RICHARD J. HIMELFARB, age 55, has served as a director of the Company and as an Executive Vice President of the Company and LMWW since November 1983. He has been a Senior Executive Vice President of the Company and LMWW since July 1995. He is responsible for supervising corporate and real estate finance activities of LMWW and other subsidiaries of the Company. From 1967 until joining the Company in 1983, Mr. Himelfarb was engaged in the private practice of law.

     ROGER W. SCHIPKE, age 60, has been a director of the Company since January 1991. He is engaged in private investment activities. From August 1993 through May 1996, he was Chairman of the Board and Chief Executive Officer of Sunbeam Corporation, a manufacturer of consumer products. From May 1990 to July 1993, he was Chairman of the Board, President and Chief Executive Officer of The Ryland Group, Inc. Prior to May 1990, Mr. Schipke served 29 years in various executive capacities with the General Electric Company, most recently as Senior Vice President of the Appliance Group. Mr. Schipke is a director of Brunswick Corporation, Oakwood Homes Corporation and the Rouse Company.

     EDWARD I. O'BRIEN, age 68, has been a director of the Company since February 1993. He serves in an advisory capacity to certain entities in the securities business, having served as a consultant to the Securities Industry Association from December 1992 to November 1993, and as its President from 1974 to December 1992. From 1955 to 1974, Mr. O'Brien served in various capacities with Bache & Co. (now Prudential Securities Incorporated), including as a general partner, Chairman of the Executive Committee and Director. Mr. O'Brien is a director of a number of mutual funds in the Neuberger & Berman mutual fund complex.

COMMITTEES OF THE BOARD - BOARD MEETINGS

     The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee.

     The Audit Committee, which consists of Messrs. St. George (Chairman), O'Brien and Schipke, is primarily concerned with the effectiveness of the audits of the Company by the Company's independent auditors. Its duties include: recommending the selection of independent auditors; reviewing the scope of the audits conducted by them, as well as the results of their audits; meeting with the Company's internal auditors; and reviewing the organization and scope of the Company's internal system of accounting and financial controls.

     The Compensation Committee, which consists of Messrs. Koerner (Chairman) and Ukrop and Ms. Tutwiler, is responsible for recommending and approving the compensation of the senior executive officers of the Company. The Compensation Committee also serves as the administrative committee of certain of the Company's employee benefit plans.

     During the fiscal year ended March 31, 1997, the Board of Directors met five times, the Audit Committee five times, and the Compensation Committee five times. Each director attended 75% or more of the aggregate number of meetings of the Board and all committees of the Board on which the director served, except for Mr. St. George, who attended 60% of the aggregate number of meetings of the Board of Directors and the Audit Committee, and Mr. Ukrop, who attended 70% of the aggregate number of meetings of the Board of Directors and the Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual retainer of $15,000, a fee of $2,000 for each Board meeting attended, and reimbursement of expenses for attendance at meetings. Committee members also receive an annual retainer of $1,000 ($2,000 for the committee chair) for service in that capacity.

     Under the terms of the Legg Mason, Inc. 1988 Non-Employee Director Stock Option Plan, which covers an aggregate of up to 175,000 shares of Common Stock, each non-employee director is granted, on the date he or she is first elected as a director, an option to purchase 2,000 shares of Common Stock, and, on the date of each subsequent Annual Meeting of Stockholders, an option to purchase an additional 2,000 shares. All options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options are exercisable immediately upon the date of grant and have a ten-year term, subject to earlier termination in the event the optionee ceases to be a director of the Company. During the fiscal year ended March 31, 1997, each of Messrs. Adams, Koerner, O'Brien, O'Malley, Schipke, St. George, Ukrop and Wirth and Ms. Tutwiler received an option to purchase 2,000 shares of Common Stock.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the ownership of Common Stock of the Company as of May 16, 1997 by each director and nominee for director, each executive officer named in the Summary Compensation Table, all executive officers, directors and nominees as a group, and each person who, to the best of the Company's knowledge, beneficially owned more than five percent of the Company's outstanding Common Stock.


                                                             COMMON
                                                              STOCK             PERCENT OF
                                                          BENEFICIALLY         OUTSTANDING
                  NAME OF OWNER(1)                        OWNED(1)(2)(3)     COMMON STOCK(1)(3)
-------------------------------------------------------   ----------------   -------------------
     Raymond A. Mason..................................         517,800(4)            2.82
     James W. Brinkley.................................         295,108               1.61
     Edmund J. Cashman, Jr. ...........................         193,093               1.05
     John F. Curley, Jr. ..............................         141,430                  *
     Charles A. Bacigalupo.............................         132,518                  *
     Richard J. Himelfarb..............................         126,226                  *
     John B. Levert, Jr. ..............................         101,161                  *
     Harry M. Ford, Jr.  ..............................          71,269                  *
     W. Curtis Livingston..............................          41,277(5)               *
     James E. Ukrop....................................          39,600                  *
     Edward A. Taber III...............................          21,054                  *
     Nicholas J. St. George............................          21,000                  *
     John E. Koerner, III..............................          19,525(6)               *
     Harold L. Adams...................................          18,500                  *
     Peter F. O'Malley.................................          17,250                  *
     Roger W. Schipke..................................          14,750                  *
     Edward I. O'Brien.................................          11,500                  *
     Margaret DeB. Tutwiler............................           4,000                  *
     William Wirth.....................................           4,000                  *
     All executive officers, directors and nominees as
      a group (24 persons).............................       1,836,080               9.81


----------

 *  Less than 1%.

(1) The table does not include 2,416,651 shares, of which 1,481,651 shares are held for investment purposes on behalf of advisory clients of Alliance Capital Management L.P., an investment advisory subsidiary of The Equitable Companies Incorporated, and 935,000 shares are held for investment purposes by The Equitable Life Assurance Society of the United States, 787 Seventh Avenue, New York, New York 10019. All of the shares (13.2% of the shares outstanding) are held with sole dispositive power and 2,217,201 shares are held with sole voting power. In addition, the table does not include 1,545,323 shares (8.4% of the shares outstanding) held by investment advisory clients of Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, Massachusetts 02109, as to all of which shares WMC has shared dispositive power and as to 976,344 of which shares WMC has shared voting power, and 1,471,087 shares (8.0% of the shares outstanding) held by investment advisory clients of GeoCapital Corporation, 767 Fifth Avenue, New York, New York 10153, as to which shares GeoCapital
    Corporation has sole dispositive power. The number of shares in the preceding information is based upon Schedule 13G reports filed by The Equitable Companies Incorporated, WMC and GeoCapital Corporation, respectively, reporting ownership as of December 31, 1996. The percentages are based on the Company's outstanding shares as of May 16, 1997.

(2) Except as otherwise indicated and except for shares held by members of an individual's family or in trust, all shares are held with sole dispositive and voting power.


(3) Includes the following number of shares subject to options exercisable within 60 days from May 16, 1997: Mr. Mason - 65,710; Mr. Brinkley - 40,332; Mr. Cashman - 22,737; Mr. Curley - 8,150; Mr. Bacigalupo - 15,150;
    Mr. Himelfarb - 35,825; Mr. Levert - 2,500; Mr. Ford - 18,595; Mr. Livingston - 40,500; Mr. Ukrop - 21,000; Mr. Taber - 20,429; Mr. St. George - 21,000; Mr. Koerner - 13,500; Mr. Adams - 17,250; Mr. O'Malley - 12,250; Mr. Schipke - 6,500; Mr. O'Brien - 11,000; Ms. Tutwiler - 4,000;
    Mr. Wirth - 4,000; and all executive officers, directors and nominees as a group - 414,596. For purposes of determining the percent of outstanding stock, such stock options are assumed to have been exercised. Does not include shares represented by vested beneficial interests in the Legg Mason Profit Sharing Plan and Trust.


(4) Does not include 4,900 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

(5) Includes 777 shares held by Mr. Livingston as a trustee of trusts for the benefit of his children.

(6) Includes 900 shares owned by Mr. Koerner's children.

                             EXECUTIVE COMPENSATION

     The following table provides certain information concerning compensation of the Company's Chief Executive Officer and each of the five other most highly compensated executive officers for the past three fiscal years.

                          SUMMARY COMPENSATION TABLE



                                                                                      LONG-TERM
                                                   ANNUAL COMPENSATION               COMPENSATION
                                    ----------------------------------------------  --------------
                                                                    OTHER ANNUAL       OPTIONS        ALL OTHER
  NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS(1)    COMPENSATION       GRANTED(#)    COMPENSATION(2)
-------------------------------  ---------- --------- ----------- ---------------- ---------------- ----------------
Raymond A. Mason.................   1997    $240,000   $2,680,000        $1,700         20,000         $43,740
 Chairman of the Board, President   1996     222,000    1,835,000         1,638         20,000          41,007
 and Chief Executive Officer        1995     212,000      608,000         1,564         10,000          39,826

James W. Brinkley................   1997    $210,000   $1,100,000        $1,716          7,000         $38,868
 Senior Executive Vice President    1996     196,170      800,000         1,007          6,000          26,462
                                    1995     184,000      260,000           879          5,000          22,106

Edmund J. Cashman, Jr. ..........   1997    $200,000   $1,000,000             -          2,000         $27,802
 Senior Executive Vice President    1996     181,665      700,000             -          4,000          19,501
                                    1995     167,500      260,000             -          4,000          17,564

John F. Curley, Jr. .............   1997    $210,000   $1,000,000        $  214          3,000         $18,760
 Vice Chairman of the Board and     1996     193,330      725,000           334          6,000          13,675
 Chief Administrative Officer       1995     178,995      260,000           177          4,000          11,062

Richard J. Himelfarb.............   1997    $210,000   $1,100,000        $1,733          6,000         $11,413
 Senior Executive Vice President    1996     195,830      750,000         1,646          6,000           9,006
                                    1995     181,245      260,000           679          4,000           7,354

Edward A. Taber III..............   1997    $210,000   $1,000,000             -          3,000         $ 6,750
 Senior Executive Vice President    1996     201,660      750,000             -         20,000           4,500
                                    1995     200,000      245,000             -         24,000           3,700


----------

(1) The Company pays discretionary incentive cash bonuses to certain executive officers whose duties are administrative and managerial or whose compensation is not solely based on commissions. The Company sets aside in each fiscal year an executive bonus pool in an amount up to 10% of the Company's pre-tax income for the fiscal year (before deducting such bonuses). The selection of the participants in the pool, the total amount reserved for bonuses, and the allocation of incentive bonuses among the executive officers identified in this table, is determined by the Compensation Committee as described in the Compensation Committee Report on Executive Compensation.

(2) Includes for fiscal 1997 for each individual $6,750 contributed by the Company under the Company's Profit Sharing Plan; and for Mr. Curley, $111 contributed under the Company's Employee Stock Purchase Plan. In addition, includes for fiscal 1997 for Messrs. Mason, Brinkley, Cashman, Curley and Himelfarb, respectively, $36,990, $32,118, $21,052, $11,899, and $4,663 of
    commissions earned from securities brokerage activities.

STOCK OPTIONS


     The following table summarizes option grants made during the fiscal year ended March 31, 1997 to the executive officers named in the Summary Compensation Table.

                          OPTION GRANTS IN FISCAL 1997


                                                   INDIVIDUAL GRANTS(1)
                                  -------------------------------------------------------
                                                 % OF TOTAL
                                   NUMBER OF       OPTIONS
                                   SECURITIES     GRANTED TO
                                   UNDERLYING     EMPLOYEES      EXERCISE
                                    OPTIONS       IN FISCAL       PRICE       EXPIRATION       GRANT DATE
            NAME                    GRANTED         YEAR        ($/SHARE)       DATE         PRESENT VALUE(2)
            ----                  ------------   -----------   -----------   ------------   -----------------
Raymond A. Mason   ............      20,000         4.89%        $28.94        7/23/01          $159,550
James W. Brinkley  ............       7,000          1.71         28.94        7/23/01            55,843
Edmund J. Cashman, Jr.   ......       2,000          0.49         28.94        7/23/01            15,955
John F. Curley, Jr.   .........       3,000          0.73         28.94        7/23/01            23,933
Richard J. Himelfarb  .........       6,000          1.47         28.94        7/23/01            47,865
Edward A. Taber III   .........       3,000          0.73         28.94        7/23/01            23,933


----------

(1) Option grants made pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan. The exercise price of each option granted under the Plan is not less than the fair market value of the Common Stock on the grant date. Options generally are not exercisable during the first year after the date of grant, and thereafter generally vest in cumulative installments of 25% on each anniversary of the date of grant, such that the options are fully exercisable on and after 4 years from the date of grant until the fifth year following that date, subject in all cases to accelerated vesting if there is an unapproved change of control. The vesting schedules for certain of the executive officers are as follows: Mr. Brinkley 853 shares at 7/24/99; 3,455 shares at 7/24/00; and 2,692 shares at 1/24/01; Mr.
    Curley 586 shares at 7/24/98; 1,448 shares at 7/24/99 and 966 shares at 7/24/00; Mr. Himelfarb 73 shares at 7/24/98; 1,448 shares at 7/24/99;
    2,979 shares at 7/24/00 and 1,500 shares at 1/24/01. Option holders may use previously owned shares to pay all or part of the exercise price.

(2) The stock options were valued using the Black-Scholes Option Pricing Model. The following assumptions were made for purposes of calculating the Grant Date Present Value: an expected option term of 4.5 years to exercise; a dividend yield of 1.9%; a stock price volatility of .2480 based upon the daily common stock closing prices for the 4.5 years prior to the grant date; and a risk-free interest rate of 6.65%. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of the Company and its Common Stock. There is no assurance the actual value realized will approximate the amount calculated under the valuation model.

     The following table summarizes option exercises during the fiscal year ended March 31, 1997 by the executive officers named in the Summary Compensation Table and the value of their unexercised options at March 31, 1997.


                  AGGREGATE OPTION EXERCISES DURING FISCAL 1997

                   AND VALUE OF OPTIONS HELD AT MARCH 31, 1997


                                                           NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED          IN-THE-MONEY
                            NUMBER OF                   OPTIONS AT MARCH 31, 1997   OPTIONS AT MARCH 31, 1997(1)
                              SHARES                  ----------------------------- ----------------------------
                           ACQUIRED ON      VALUE
          NAME               EXERCISE    REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------- ------------- ------------ ------------- --------------- ------------- --------------
Raymond A. Mason..........      25,000      $748,125     65,710           58,789       $1,880,717    $1,066,319
James W. Brinkley.........      13,281       350,500     40,332           18,293        1,160,463       301,871
Edmund J. Cashman, Jr. ...       9,000       214,200     22,737            8,700          652,767       152,619
John F. Curley, Jr. ......       3,000        97,200     11,150           12,850          253,189       219,810
Richard J. Himelfarb......      11,093       266,786     35,825           16,425        1,019,379       270,531
Edward A. Taber III.......           -             -     20,429           43,446          428,693       792,102



----------

(1) Value realized and value of unexercised options are calculated by determining the difference between the fair market value of the shares underlying the options and the exercise price of the options at exercise or March 31, 1997, respectively.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Legg Mason's executive compensation program is designed to attract, motivate and retain the management talent needed to strengthen the Company's position in the financial services industry and to achieve its business objectives.


     Salaries of executive  officers  are set at levels  which the  Compensation
Committee of the Board of Directors (which committee consists entirely of non-employee directors) believes are competitive with salaries of executives in similar positions at comparable financial services companies. In addition, substantial emphasis is placed on incentive compensation directly related to short- and long-term corporate performance through annual cash bonuses and stock option grants.


     As is common in the financial services industry, a significant portion of total compensation of the Company's executive officers is paid in the form of annual bonuses. For example, in fiscal 1997, approximately 90% of the annual cash compensation of Raymond A. Mason, the Company's Chief Executive Officer ("CEO"), was paid as an annual bonus. This is intended to maximize the portion of an individual's compensation that is subject to fluctuation each year based upon corporate and individual performance, as discussed below.

     The compensation program is structured to recognize each executive's level of responsibility and to reward exceptional individual and corporate performance. The program takes into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement the Company's business plans as well as to react to unanticipated external factors which can have a significant impact on corporate performance. Compensation decisions for all executives, including the CEO, are based on the same criteria.

     In carrying out its responsibilities, the Compensation Committee has from time to time availed itself of independent consulting advice in connection with its consideration of executive compensation plans, such as the Company's 1991 Omnibus Long-Term Compensation Plan. The Committee also has available to it surveys of financial services industry compensation, which include the companies comprising the peer group referenced in the Stock Performance Graph following this report.

     There are three major components of the Company's executive compensation program: base salary, short-term awards, and long-term incentive awards.


BASE SALARY

     A competitive base salary is important in fostering a career orientation among executives consistent with the long-term nature of the Company's business objectives. The Compensation Committee determines the salary of the CEO and the Company's other executive officers based on its consideration of the CEO's recommendations.


     Salaries and salary adjustments are based on the responsibilities, performance and experience of each executive, regular reviews of competitive positioning (comparing the Company's salary structure with that of similar companies) and business performance. While there is no specific weighting of these factors, the responsibilities, performance and experience of each executive and reviews of competitive positioning are the most important considerations.

     Raymond A. Mason, the Company's CEO, has more than 30 years of service with the Company. The Compensation Committee established his fiscal 1997 salary based upon competitive positioning and the Company's overall compensation approach, as noted above, of limiting base salary levels and emphasizing incentive compensation.


SHORT-TERM AWARDS

     Short-term cash awards to executives are directly based on the Company's fiscal year operating results and recognize contributions to the business during the fiscal year.


     The Company's Executive Incentive Compensation Plan provides for an executive bonus pool in an amount up to 10% of the Company's pre-tax income (calculated before deduction of the bonuses) for annual cash awards to the CEO and other key executive officers selected by the Committee. For fiscal

1997, the Committee selected the CEO and four of the five other executives named in the Summary Compensation Table to be eligible for bonus awards pursuant to the Plan, and during the first quarter of the fiscal year established maximum percentage allocations of the pool for each of these individuals. Mr. Mason's maximum percentage allocation was established at 39%. The pre-established maximum percentage allocation and the specific bonus the CEO and each of the other selected executives receives within the amount determined pursuant to the pre-established percentage allocation is dependent on the executive's level of responsibility and individual performance. Levels of responsibility are evaluated annually by the Compensation Committee without regard to any specific formula. Assessments of individual performance are made annually by the Compensation Committee after receiving the evaluations and recommendations of the CEO. Such assessments are based on a number of factors, including individual and corporate performance, initiative, business judgment and management skills.

     Total bonuses to the CEO and the five named executive officers with respect to fiscal 1997 aggregated approximately 8% of pre-tax income (before deduction of the cash bonuses), with 34% of such total bonuses being awarded to Mr. Mason. The portion of the total bonus pool awarded to Mr. Mason for fiscal 1997 reflects his significant personal contributions to the business and his leadership in building the Company's revenues, earnings and capital position. The award was based on the Compensation Committee's general evaluation of Mr. Mason's overall contribution as CEO to the Company's performance levels. The Compensation Committee believes that Mr. Mason's cash compensation (salary and cash bonus) was appropriate in relation to compensation of CEOs of comparable companies, including the companies comprising the peer group reflected in the Stock Performance Graph, taking into account the size and business results of Legg Mason and those companies.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, limits deductions for certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table in proxy statements of public companies. This limitation did not result in the loss of any tax deduction to the Company for its fiscal year ended March 31, 1997.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards, made during fiscal 1997 pursuant to the shareholder-approved Legg Mason, Inc. 1991 Omnibus Long-Term Compensation Plan and the Legg Mason, Inc. 1996 Equity Incentive Plan, are designed to reinforce the importance of building long-term value for the Company's stockholders.


     Stock options were the only long-term incentives granted to executive officers in fiscal 1997. The Compensation Committee believes that the regular annual grant of stock options focuses management attention on long-term growth in stockholder value and stock price appreciation. Under the plans, options have a term of up to 10 years and are granted at the fair market value of Legg Mason Common Stock on the date of grant. Generally, an initial portion of the options becomes exercisable one year from date of grant, with the balance becoming exercisable in increments over the ensuing four years. Recipients must remain in the Company's employ to exercise their options.


     The number of options that the Compensation Committee grants to executive officers is based on individual performance (determined as described under "Short-Term Awards") and level of responsibility, and is determined by the Compensation Committee after considering the recommendations of the CEO. Award levels must be sufficient in size so that executives develop strong incentives to achieve long-term corporate goals.


                                            COMPENSATION COMMITTEE
                                               John E. Koerner, III, Chairman
                                               Margaret DeB. Tutwiler
                                               James E. Ukrop

                             STOCK PERFORMANCE GRAPH

     The  graph  below  compares the cumulative total shareholder return on Legg
Mason's Common Stock for the last five fiscal years with the cumulative total return of the S&P 500 Stock Index and the Regional Sub-Index of the Financial Service Analytics Brokerage Stock Price Index ("FSA Regional") over the same period (assuming the investment of $100 in each on March 31, 1992, and the reinvestment of all dividends). The FSA Regional is comprised of 16 publicly held regional securities firms.





                               [GRAPHIC OMITTED]




                                       Fiscal Year Ended March 31,

                         1992     1993     1994    1995     1996      1997
 Legg Mason              $100     $114     $106     $125     $157     $231
 S&P 500 Stock Index     $100     $115     $117     $135     $178     $214
 FSA Regional            $100     $111     $121     $134     $179     $251






                              CERTAIN TRANSACTIONS


     During fiscal 1997, the Company paid approximately $175,000 to the law firm of Ballard Spahr Andrews & Ingersoll for legal services and related expenses. The daughter of Charles A. Bacigalupo, a Senior Vice President, the Secretary and a director of the Company, is a partner of that law firm.


     During fiscal 1997, the Company engaged RTKL Associates, Inc. ("RTKL") to perform architectural and engineering services in the building to which the Company's headquarters is being relocated. The estimated total cost of RTKL's services for the entire project is approximately $950,000, of which approximately $370,000 has been paid by the Company through March 31, 1997. Harold L. Adams, a director of the Company, is the President and Chairman of RTKL.

     In the ordinary course of its business, the Company has extended credit to certain of its directors and executive officers in connection with their purchase of securities in margin accounts. Such extension of credit has not resulted in any losses to the Company and has been made on the same terms as loans to unaffiliated customers.

                      RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. to be the independent auditors of the Company for the fiscal year ending March 31, 1998. This selection will be submitted for ratification at the Annual Meeting. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any stockholder proposal intended for inclusion in the proxy material for the 1998 Annual Meeting must be received in writing by the Company on or before February 14, 1998. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

                        COMPLIANCE WITH SECTION 16(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership of Common Stock. Based solely on a review of copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended March 31, 1997 its executive officers and directors complied with the Section 16(a) requirements except that reports covering the acquisition of an aggregate of 452 shares by two family trusts of which W. Curtis Livingston is trustee, two gifts of an aggregate of 400 shares by John B. Levert, Jr. and a gift of 100 shares by the wife of Raymond A. Mason were filed late.


                                  OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

                                        By order of the Board of Directors



                                        /s/ Charles A. Bacigalupo

                                        CHARLES A. BACIGALUPO
                                         Secretary

                                LEGG MASON, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 24, 1997

     The undersigned hereby appoints Raymond A. Mason, Charles A. Bacigalupo and John F. Curley, Jr., and each of them, as proxy, with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Legg Mason, Inc., on July 24, 1997, at 10:00 a.m., and at any adjournment thereof.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS BELOW.


1. FOR [ ] WITHHOLD [ ] The election of all Nominees listed (except as marked to the contrary):

   Nominees for the term expiring at the 2000 annual meeting

     Charles A. Bacigalupo    Harry M. Ford, Jr.       Margaret DeB. Tutwiler
     James E. Ukrop           John E. Koerner, III     Peter F. O'Malley

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH
 THE NOMINEE'S NAME)

2. FOR  [ ] AGAINST [ ] ABSTAIN [ ]  Ratification of Coopers & Lybrand L.L.P. as
                                     independent auditors of the Company for the fiscal year ending March 31, 1998.

3. To act upon any other matter which may properly come before the meeting or any adjournment thereof.

     THIS PROXY WILL BE VOTED ON EACH OF THE FOREGOING ITEMS AS SPECIFIED BY THE PERSON SIGNING IT, BUT IF NO SPECIFICATION IS MADE THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE OTHER PROPOSAL.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
                    IT MAY BE REVOKED PRIOR TO ITS EXERCISE.



     Receipt of notice of the meeting and proxy statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.

Dated:.......................1997     ..........................................
                                                       (SEAL)

                                      ..........................................

                                                       (SEAL)

                                      PLEASE DATE AND THEN SIGN  EXACTLY AS NAME
                                      APPEARS  TO THE  LEFT.  IF  SIGNING  FOR A
                                      TRUST, ESTATE,  CORPORATION OR OTHER LEGAL
                                      ENTITY,   CAPACITY  OR  TITLE   SHOULD  BE
                                      STATED.  IF SHARES ARE JOINTLY OWNED, BOTH
                                      OWNERS SHOULD SIGN.


  PLEASE DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE